Exhibit 10.51

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement (as amended from time to time the “Agreement”) was entered into on July 12, 2007, by and among Thermadyne Holdings Corporation (“Holdings”), a Delaware corporation, and Terry A. Moody (“Employee”), and was previously amended on December 31, 2008, December 3, 2010 and December 15, 2011.  The Agreement is hereby further amended as follows, effective as of the date hereof:

1.                  Capitalized terms used in this Amendment without definition have the meanings set forth in the Agreement.

2.                  Section 4(d)(ii) is revised to read as follows:

“(ii) to receive a pro rata portion (based on a fraction the numerator of which is the number of days Employee was employed in the year of termination and denominator of which is 365) of the full bonus that Employee would have been entitled to receive under Employer’s Annual Incentive Plan in accordance with Section 2(b) for the year in which termination occurred had Employee been employed by the Employer through the date on which such bonus is paid in accordance with such Plan and based on the Employer’s and Employee’s actual results and performance objectives established under such Plan, which pro rata bonus shall be paid during the calendar year following the calendar year during which termination occurred, and”

3.                  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 26th day of March, 2012.

EMPLOYEE:

/s/ Terry A. Moody

Name:  Terry A. Moody

EMPLOYERS:

Thermadyne Holdings Corporation

(on behalf of itself and all wholly owned subsidiaries)

By:        /s/ Martin Quinn

            Martin Quinn

Title:    Chief Executive Officer

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH
MAY BE ENFORCED BY THE PARTIES